KTC LOGO

                4424 N. Sullivan Road, Spokane, Washington 99216


                                 April 22, 1997




Dear Fellow Shareholder:

     On Tuesday, April 15, 1997, the Special Meeting of Shareholders of Key Tronic Corporation (the "Company") was convened at 1:00 pm (Pacific Time). The purpose of the meeting was to consider and act on a proposal set forth in the Company's Proxy Statement dated March 6, 1997 which was previously sent to you. Concerning the proposal discussed below, the meeting has been adjourned to Wednesday, May 28, 1997, when it will reconvene at 8:30 am (Pacific Time) at the Company's corporate offices at 4424 N. Sullivan Road, Spokane, Washington.

     The Board of Directors is recommending a vote in favor of the proposal. The proposal is to approve and ratify a Restricted Stock Agreement between the Company and Hiller Key Tronic Partners, L.P., ("HKT Partners") and to issue restricted shares of Company Stock in exchange for, and in cancellation of, an option owned by HKT Partners. While I do not have an interest in HKT Partners, the executive officers of the Company who report to me are among the limited partners of HKT Partners.

     The proposal requires approval by holders of 66 2/3% of the Company's outstanding shares. Due to a technical requirement, brokers who did not receive specific voting instructions from their clients on Proposal 1 were unable to vote a significant portion of the shares registered in their names by April 15. Proxies representing approximately 60% of the outstanding shares had been returned on April 15. Over 90% were in favor of the proposal. In view of the overwhelmingly favorable percentage we felt it was important to adjourn the meeting to reconvene on May 28, 1997 in order to give shareholders who had not previously voted on this proposal the opportunity to do so.

     Our records show that we have not yet received your proxy for the Special Meeting. We would like to renew our request that you return a proxy showing how you want your shares to be voted on Proposal 1. Please return the enclosed proxy to assure representation of your shares.

     Regardless of the number of shares you own, your vote is very important.
We would ask you to vote FOR Proposal 1 to ratify a restricted stock agreement between the Company and HKT Partners, L.P., as outlined above by signing, dating and returning the enclosed proxy card as soon as possible.

     Thank you for your continued support.

                              Sincerely,


                              /s/ FRED W. WENNINGER


                              Fred W. Wenninger
                              Chief Executive Officer and President
                              Member of the Board of Directors